Exhibit 2.1

================================================================================

                           STOCK PURCHASE AGREEMENT

                                    Between

                     DAVID E. HOPKINS and MARIE L. HOPKINS
                                   as Seller

                                      And

                                  NESCO, INC.
                                   as Buyer

================================================================================

                               TABLE OF CONTENTS

                                                                                        Page
ARTICLE I...............................................................................   1
ARTICLE II..............................................................................   3
          2.01   The Transaction........................................................   3
          2.02   Adjustment of Purchase Price...........................................   4
          2.03   Company Liabilities....................................................   5
          2.04   Effective Time of the Transaction......................................   5
ARTICLE III.............................................................................   6
          3.01   Organization, Good Standing, Power.....................................   6
          3.02   Capitalization.........................................................   6
          3.03   Subsidiaries...........................................................   6
          3.04   Authorization of Agreement.............................................   6
          3.05   Contracts and Agreements...............................................   8
          3.06   Trade Names, Trademarks, Copyrights, Etc...............................   8
          3.07   Proprietary Rights.....................................................   9
          3.08   Title to Properties: Absence of Liens and Encumbrances: Leases.........   9
          3.09   Financial Statements; No Adverse Changes...............................  10
          3.10   Inventories............................................................  11
          3.11   Labor Matters..........................................................  11
          3.12   Taxes..................................................................  11
          3.13   Employee Matters.......................................................  12
          3.14   Litigation.............................................................  14
          3.15   Insurance..............................................................  14
          3.16   Brokers and Finders....................................................  14
          3.17   Compliance with Laws...................................................  15
          3.18   Permits and Licenses...................................................  15
          3.19   Bills and Invoices.....................................................  16
          3.20   Untrue Statements......................................................  16
          3.21   Actions Since May 10, 2000.............................................  16
          3.22   Company Assets Sufficient to Conduct Business of Sellers...............  16
          3.23   Seller Investment Representations......................................  16
ARTICLE IV  ............................................................................  17
          4.01   Organization, Good Standing, Power.....................................  18
          4.02   Brokers and Finders....................................................  18
          4.03   Company Employees......................................................  18
ARTICLE V...............................................................................  19
          5.01   Approvals..............................................................  19
          5.02   Investigation by Buyer.................................................  19

          5.03   Conduct of Business.....................................................  19
          5.04   No Disposal of Property.................................................  21
          5.05   No Acquisitions.........................................................  21
          5.06   No Breach or Default....................................................  21
          5.07   No Indebtedness.........................................................  21
          5.08   Payment of Liabilities..................................................  22
          5.09   Notice and Cure.........................................................  22
          5.10   Cooperation of Management Pending Transaction...........................  22
          5.11   Certificates of Good Standing...........................................  22
          5.12   No Changes to Employee Benefit Plans....................................  22
          5.13   List of Creditors to be Provided........................................  22
ARTICLE VI...............................................................................  23
          6.01   Approvals...............................................................  23
          6.02   Buyer's Shareholder Consent and Obligation of Buyer to Make Transaction
                  Effective..............................................................  23
          6.03   Notice and Cure.........................................................  23
          6.04   Termination of S Corporation Election...................................  23
ARTICLE VII..............................................................................  24
          7.01   Consents and Approvals..................................................  24
          7.02   Certain Actions, Etc....................................................  24
          7.03   Purchase of Real Estate.................................................  24
ARTICLE VIII.............................................................................  24
          8.01   Accuracy of Representations and Warranties..............................  25
          8.02   Performance of Covenants, Agreements and Conditions.....................  25
          8.03   Closing Certificate, Etc................................................  25
          8.04   Non-Compete, Employment and Other Agreements............................  25
          8.05   Legal Opinion...........................................................  25
          8.06   Consents................................................................  25
          8.07   Delivery of Assignments.
ARTICLE IX...............................................................................  26
          9.01   Accuracy of Representations and Warranties..............................  26
          9.02   Performance of Covenants, Agreements and Conditions.....................  26
          9.03   Officers' Certificates, Etc.............................................  26
ARTICLE X................................................................................  26
         10.01  Termination..............................................................  26
         10.02  Effect of Termination....................................................  27
         10.03  Amendment................................................................  27
         10.04  Waiver...................................................................  27
ARTICLE XI...............................................................................  27
         11.01  Confidentiality..........................................................  27
         11.02  Public Announcements.....................................................  28

         11.03  Additional Agreements........................................... 28
         11.04  Available Remedies.............................................. 28
         11.05  Indemnification................................................. 28
         11.06  Actions of the Parties after the Closing........................ 30
ARTICLE XII..................................................................... 31
         12.01  Closing......................................................... 31
         12.02  Expenses........................................................ 31
         12.03  Notices......................................................... 32
         12.04  Time............................................................ 33
         12.05  Entire Agreement; Amendment..................................... 33
         12.06  Binding Effect; Benefits........................................ 33
         12.07  Assignment...................................................... 33
         12.08  Applicable Law.................................................. 33
         12.09  Article and Section Headings.................................... 33
         12.10  Counterparts.................................................... 33

Exhibit A - List of Excluded Assets
Exhibit B - Financial Statements
Exhibit C - Seller Non-Compete Agreement
Exhibit D - Seller Employment Agreement
Exhibit E - Opinion of Seller's Legal Counsel
Exhibit F B Real Estate Purchase Agreement

Schedule 3.06 -- Trade Names, Fictitious Names
Schedule 3.08 -- Leases and Other Agreements
Schedule 3.13 -- Employee Matters
Schedule 3.14 -- Litigation
Schedule 3.15 -- Insurance
Schedule 3.18 -- Scheduled Permits

                           STOCK PURCHASE AGREEMENT


     This Agreement is entered into as of June 12, 2000 (this "Agreement"), by and among NESCO, Inc., an Oklahoma corporation ("Buyer"), and David E. Hopkins and Marie L. Hopkins (also known as Margaret Hopkins), individuals (collectively referred to herein as "Seller", which term shall mean each of them individually and both of them, jointly and severally, as the context may require).

     WHEREAS, Buyer desires to purchase and Seller desires to sell, on the terms, in the manner and subject to the conditions reflected below, all of the issued and outstanding capital stock of Hopkins Appraisal Services, Inc., a Missouri corporation (the "Company"), said purchase of stock referred to herein as the "Transaction"; and

     NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements herein set forth, the parties to this Agreement have agreed, and hereby agree subject to the terms and conditions hereinafter set forth, as follows:

                                   ARTICLE I
                                  DEFINITIONS

     Capitalized terms used herein shall have the meanings ascribed to them in this Article I, unless such terms are defined elsewhere in this Agreement.

     Affiliates:  of any person means persons who control, are controlled by or
     ----------
in common control with such person.

     Business:  shall mean the current business of the Company of commercial
     --------
appraisal and related services and any other business of or activity by the Company necessary to accomplish the foregoing purposes.

     Closing:  as defined in Section 2.01(a).
     -------

     Company:  Hopkins Appraisal Services, Inc., a Missouri corporation, which
     --------
term shall include all subsidiary corporations, limited liability companies, partnerships and other business entities, if any.

     Company Liabilities:  those liabilities of the Company at the date of
     -------------------
Closing.

     Effective Time of the Transaction:  as defined in Section 2.04.
     ---------------------------------

     Excluded Assets:   those assets of the Company listed on Exhibit A which
     ---------------                                          ---------
are to be assigned or distributed to Seller prior to Closing.

     Financial Statements:  those financial statements of Seller described in
     --------------------
Section 3.09.

     Governmental Entity:  any court, government, governmental agency,
     -------------------
commission or instrumentality, domestic or foreign.

     Holdback:  the cash sum of $200,000 retained by Buyer at Closing for
     --------
delivery to Seller following, and subject to, final post-Closing calculations as provided in Section 2.02 below.

     Legal Requirements:  any law, statute, ordinance, decree, requirement,
     ------------------
order, judgment, rule or regulation of, including the terms of any license, certificate, franchise or permit issued by, the United States, any state, commonwealth, territory or possession thereof and any political or judicial subdivision or instrumentality of the foregoing, including, without limitation, courts, departments, commissions, boards, bureaus or agencies.

     Material Contracts:  those contracts, agreements, instruments, and other
     ------------------
obligations described in Section 3.05(a).


     Missouri Law: the General and Business Corporation Act of Missouri, as amended.

     Oklahoma Law:  the Oklahoma General Corporation Act, as amended.
     ------------

     Proprietary Rights:  trade secrets, copyrights, patents, trademarks,
     ------------------
service marks, customer lists, databases (including, without limitation, the rights to the restaurant database expected to be received or developed after the date hereof) and all similar types of intangible property developed, created, or owned by the Company, or used by the Company in connection with its business, whether or not the same are entitled to legal protection, including without limitation: (i) all designs, methods, inventions and know-how related thereto,
(ii) all trademarks, trade names, service marks, and copyrights claimed or used by the Company whether or not they have been registered, and (iii) all customer lists of the Company, and (iv) corporate names used by the Company.

     Purchase Price:  the consideration to be paid by Buyer to Seller for the
     --------------
Shares as provided in Article II.

     Shares:  shares of the common stock, par value $1.00 per share, of the
     ------
Company.

     Taxes:  all net income, gross income, gross receipts, sales and use, ad
     -----
valorem, franchise, profits, licenses, withholding, payroll, excise, severance, stamp, occupation, property, customs duties or other taxes, fees or charges of any kind whatsoever imposed by a foreign, federal, state, county or local taxing authority together with any interest or penalty thereon.

     Transaction Documents:  the documents, instruments, agreements, etc.
     ---------------------
referred to in Section 2.01(b).

                                  ARTICLE II
                            STOCK PURCHASE AND SALE

     2.01  The Transaction.  (a) At the Effective Time of the Transaction, in
           ---------------
accordance with the terms of this Agreement, Seller shall sell to Buyer, and Buyer shall purchase from Seller, the Shares, and Buyer will make payment to Seller of the consideration indicated in Section 2.01(b) below. The consummation of the Transaction together with the delivery of the various stock certificates, stock powers, assignments, conveyances, officer certificates, agreements, assumptions, opinions and other documents required or contemplated by this Agreement (the "Transaction Documents") is herein called the "Closing."

     (b) The Purchase Price shall be an aggregate of up to $3,000,000 cash, subject to adjustment as provided in Section 2.02 below, and 250,000 shares of the common stock of Buyer (the "Buyer Shares"), payment of which shall be as follows:

           (1) At Closing, Buyer shall deliver to Seller a certified check, cashier's check or other collected funds in the amount of $2,800,000, which is equal to the Purchase Price less the amount of the Holdback.

           (2) The Holdback, as adjusted pursuant to Section 2.02 below, shall be paid to Seller within seven business days after Buyer's determination, in its sole discretion, which determination will not be unreasonably withheld, that the review of all financial statements, calculation of final amounts, and resolution of all disputed amounts, if any, under Section 2.02 below are complete.

          (3) Buyer shall reserve a total of 250,000 Buyer Shares for issuance as additional consideration for the Transaction, subject to the achievement by the Company (or any separate division of Buyer or a subsidiary of Buyer into which the business, operations and assets of the Company may be incorporated or integrated) of certain Net Income goals or objectives (Baselines) as follows:

                                               One Additional Buyer Share
                           Buyer Shares        earned for each $20 of Net
                           earned if Baseline  Income that exceeds the

Period        Baseline     exceeded            Baseline to a maximum of:
6-1-2000/     $  500,000   25,000 Shares       25,000 Shares
12-31-2000

1-1-2001/     $1,200,000   25,000              25,000
12-31-2001
1-1-2002/     $1,500,000   25,000              25,000
12-31-2002

1-1-2003/     $1,700,000   25,000              25,000
12-31-2003

1-1-2004/     $2,000,000   25,000              25,000
12-31-2004

     No Buyer Shares shall be issuable for any year in which the Baseline is not achieved. The rights to any Buyer Shares not issued for a specific year shall be forfeited and there shall be no carryover of the Buyer Shares designated for issuance in a specific year. In determining the Net Income of the Company for any fiscal period, Buyer shall prepare separate financial statements for the Company for each such period in accordance with generally accepted accounting principles and shall allocate to the Company for these purposes a portion of the Buyer's general and administrative overhead expense on the same basis that such expense is allocated to all of the subsidiaries and divisions of Buyer.

     2.02  Adjustment of Purchase Price.   Within 30 days after the date of
           ----------------------------
Closing, Seller shall provide Buyer with an unaudited balance sheet of the Company prepared as at the date of Closing (the "Closing Date Balance Sheet"). Upon receipt of the Closing Date Balance Sheet, Buyer shall make the following calculations and adjustments:

     (a) The aggregate book value of the assets purchased as reflected on the Closing Date Balance Sheet must be equal to or greater than the amount reported on the May 10, 2000, balance sheet in Exhibit B except that such aggregate book
                                      ---------
value of the assets reflected on the May 10, 2000, balance sheet and on the closing date balance sheet may be reduced by the net book value of the vehicles included in the Excluded Assets to be distributed or conveyed to Seller. Should this requirement not be met, any such reduction amount by which the aggregate book value of the Company assets as reflected on the May 10, 2000 balance sheet in the amount of the total exceeds the aggregate amount of the assumed assets of Seller Liabilities (the "Net Worth") as in shall cause a dollar for dollar reduction in the Purchase Price and a corresponding reduction in the amount of the Holdback to be paid to Seller, provided that Seller shall pay to Buyer the amount of any such reductions in excess of the Holdback within ten days of receiving notice from Buyer regarding the same.

     (b) The amount by which the shareholders' equity as reflected on the May 10, 2000 balance sheet (the "Net Worth") is less than the Net Worth as reflected on the Closing Date Balance Sheet shall cause a dollar for dollar reduction in the Purchase Price and a corresponding reduction in the amount of the Holdback to be paid to Seller, provided that Seller shall pay to Buyer the amount of any such reductions in excess of the Holdback within ten days of receiving notice from Buyer regarding the same. For these purposes, the book value of the Excluded Assets shall be excluded from the calculation of the Net Worth in both the May 10, 2000 balance sheet and the Closing Date Balance Sheet.

     (c) The Holdback shall be reduced by the amount of any accounts receivable reflected on the Closing Date Balance Sheet which are not collected and received by Buyer within 90 days from the date of Closing. Any accounts receivable which are not collected within such period and which thereby cause a reduction in the amount of the Holdback shall be assigned to Seller who shall then be entitled to take actions to collect the same for his own account and benefit.

     (d) Should a dispute arise involving an amount greater that $5,000 in the aggregate with regard to the review of the financial statements or collection of accounts receivable and calculation of adjustments, if any, the Buyer's and Seller's respective accounting firms shall select a mutually acceptable accounting firm to make the final determination as to the calculation of such amounts.

     (e) Notwithstanding anything to the contrary above, it is contemplated that prior to the Closing, the parties will review the billings, receipts and other financial matters of the Company and may agree upon certain changes, modifications, exceptions or variances from the above adjustment provisions, which agreement will be set forth or summarized in a side letter or other writing and shall control any adjustments to the Purchase Price.

     2.03  Company Liabilities.  The Company Liabilities at date of Closing
           -------------------
shall not exceed the amount of liabilities as shown on the May 10, 2000 balance sheet in Exhibit B. Any increases in Company Liabilities without a corresponding
         ---------
increase in assets above the amount as calculated in accordance with the terms of this Section shall cause a dollar for dollar reduction in the Purchase Price.

     2.04  Effective Time of the Transaction.  The Transaction shall not become
           ---------------------------------
effective until, and, subject to the terms and conditions of this Agreement, shall become effective when, the actions and deliveries set forth in Sections 8 and 9 below shall have in all respects been completed. The date and time when the Transaction shall become effective as aforesaid is herein referred to as the "Effective Time of the Transaction."

                                  ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller represents and warrants to Buyer as follows:

     3.01  Organization, Good Standing, Power. The Company is a corporation duly
           ----------------------------------
organized, validly existing and in good standing under Missouri law and has the requisite corporate power and authority to carry on its business as it is now being conducted. The Company is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned or leased by it, or the nature of its activities, is such that qualification as a foreign corporation in that jurisdiction is required by law.

     3.02  Capitalization. The authorized capital stock of the Company consists
           --------------
of 30,000 Shares. As of the date of this Agreement, there are 1,000 Shares issued and outstanding. There are no Shares are held in the treasury of the Company. All shares of capital stock of the Company that are outstanding as of the date hereof, or will be outstanding immediately prior to the Effective Time of the Transaction, are or will be duly authorized, validly issued, fully paid and nonassessable, are not or will not be subject to, or issued in violation of, any preemptive rights. Except as set forth above, there are no shares of capital stock of the Company authorized or outstanding, and there are no subscriptions, options to purchase Shares of the capital stock of the Company, conversion or exchange rights, warrants, preemptive rights or other agreements, claims or commitments of any nature whatsoever (whether firm or conditional) obligating the Company to issue, transfer, deliver to sell, or cause to be issued, transferred, delivered or sold, additional shares of the capital stock or other securities or interests of the Company or obligating the Company to grant, extend or enter into any such agreement or commitment. Seller owns all of the issued and outstanding shares of the capital stock of the Company.

     3.03  Subsidiaries.  The Company does not own, directly or indirectly, any
           ------------
shares of stock or any other equity or long-term debt securities of any corporation or have any material equity interest in any firm, partnership, joint venture, association or other entity.

     3.04  Authorization of Agreement.  (a)  Seller has all requisite capacity,
           --------------------------
power and authority to enter into and perform all of its obligations under this Agreement. The execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Seller. This Agreement has been duly executed and delivered by Seller and constitutes the legal, valid and binding obligation of Seller.

     (b) Neither the execution and delivery of this Agreement by Seller nor the consummation of the Transaction and the other transactions contemplated hereby to be performed by Seller will (i) violate or conflict with any provision of the Articles of Incorporation or Bylaws of the Company, as currently in effect, or (ii) violate or conflict with any provision of any law, rule, regulation, order, permit, certificate, writ, judgment, injunction, decree, determination, award or other decision of any Governmental Entity, other regulatory or self-regulatory body or association or arbitrator binding upon the Company or its Business, except where such violations or conflicts would not in the aggregate have a material adverse effect on the business, properties, financial condition or results of operations of the Company or on the ability of Seller to consummate the transactions contemplated hereby.

     (c) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby to be performed by Seller will result in a breach of or constitute a default (or with notice or lapse of time or both result in a breach of or constitute a default) under, or give rise to a right of termination, cancellation, acceleration or repurchase of any obligation or a right of first refusal with respect to any material property or asset or a loss of a material benefit or the imposition of a material penalty under, any of the terms, conditions or provisions of:

           (i) any mortgage, indenture, loan or credit agreement or any other agreement or instrument evidencing indebtedness for money borrowed to which the Seller or the Company is a party or by which it or any of its properties is bound or affected, or pursuant to which Seller or the Company has guaranteed the indebtedness or preferred stock of any person or entity, or

           (ii) any lease, license, tariff, contract or other agreement or instrument to which the Company is a party or by which it or any of its properties is bound or affected, except, in either case, for:

                 (x) for any such breaches, defaults, rights, losses or penalties that do not have a material adverse effect on the business, properties, financial condition or results of operations of the Company or on the ability of Seller to consummate the transactions contemplated hereby, and

                 (y) for such third party consents as will be obtained prior to the Effective Time of the Transaction.

     (d) Neither the execution and delivery by Seller of this Agreement nor the consummation of the transactions contemplated hereby to be performed by Seller will result in, or require, the creation or imposition of any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance of any nature upon or with respect to any of the properties or other assets now or hereafter owned by the Company except where such would not in the aggregate have a material adverse effect on the business, properties, financial condition or results of operations of the Company or on the ability of Seller to consummate the transactions contemplated hereby.

     (e) No consent, approval, order, certificate or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to the Company or the Seller in connection with the execution and delivery of this Agreement by Seller or the consummation by Seller or the Company of the transactions contemplated hereby, other than such filings or registrations that, if not made, and such authorizations, consents or approvals, that, if not received, would not in the aggregate have a material adverse effect on the business, properties, financial condition or results of operations of the Company or on the ability of Seller to consummate the transactions contemplated hereby.

     (f) The Company has made or obtained each registration, filing, submission, license, permit, certificate, determination or governmental approval necessary to enable it to carry on its Business, except for those which the failure to have does not have a material adverse effect on the business, properties, financial condition or results of operations of the Company. All such registrations, filings and submissions with any Governmental Entity relating to the operations of the Company were in material compliance with applicable law when filed, and no material deficiencies have been asserted by any such authority with respect to such registrations, filing or submissions.

     3.05  Contracts and Agreements.  (a)  Before the Closing, Seller will, or
           ------------------------
will cause the Company to, provide Buyer access to and the right to copy all contracts, agreements, commitments and instruments, including any and all amendments thereto, involving a commitment or obligation on the part of either the Company or the other party or parties to the contracts, agreements, commitments and instruments of $5,000 or more (the "Material Contracts"), whether written or oral, to which the Company is a party or by which the Company or any of its assets are bound, including, but not limited to, purchase orders and agreements, maintenance agreements, bulk purchase contracts, employment agreements, commission agreements and any contracts, agreements or written arrangements pursuant to which any affiliate of the Company receive any payments from or provide services, supplies, equipment or other materials to, the Company.

     (b) the Company has complied in all material respects with the provisions of all the Material Contracts; the Company is not in material breach or default under, and there is no valid basis for any claim of breach or default under, and there has been no waiver of any breach or default under, any term or provision of any Contract; all the Material Contracts are in full force and effect and constitute legal, valid and binding obligations of the respective parties thereto in accordance with their terms. There has been no amendment or modification of any of the Material Contracts, except such amendments that have been delivered to Buyer. The Company is not participating in any discussions or negotiations regarding modification of any of the Material Contracts.

     3.06  Trade Names, Trademarks, Copyrights, Etc.  Schedule 3.06 is a list
           -----------------------------------------
that identifies each trade name, fictitious business name, or other similar name under which the Company has conducted any part of its Business or in which the Company has utilized any of its assets preceding the date of this Agreement. There have not been asserted against the Company any claims that any product, activity or operation of the Company infringes upon or involves, or had resulted in the infringement of, any proprietary right of any other person, corporation or other entity; and no proceedings have been instituted, are pending or are threatened which challenge the rights of the Company with respect thereto, in each case, which would have a material adverse effect on the business, properties, financial condition or results of operations of the Company.

     3.07  Proprietary Rights.  The Company possesses full ownership of, or
           ------------------
adequate and enforceable long-term licenses or other rights to use (without payment), all Proprietary Rights owned by or registered in the name of the Company or used in the Business without any known conflict with the rights of others. The Company has in all material respects performed all of the obligations required to be performed by it, and is not in default in any material respect, under any agreement relating to any Proprietary Right. Proprietary Rights constitute trade secrets of the Company within the meaning of all applicable laws, and, to the Seller's knowledge, the Company has taken all reasonable necessary steps required by law to protect these trade secrets as such. The Company owns or has valid rights to use all Proprietary Rights. No person has made or, to the Seller's knowledge, threatened to make any claims that the operation of the Business of the Company is in violation of or infringes any Proprietary Rights or any other proprietary or trade rights of any third person. To the Seller's knowledge, no third person is in violation of or is infringing upon any Proprietary Rights. The Proprietary Rights include all of such rights and interests which are reasonably necessary for the conduct of the Company's business as it is currently being conducted.

     3.08  Title to Properties: Absence of Liens and Encumbrances: Leases. (a)
           --------------------------------------------------------------
The Company has good and marketable title to all of its assets, tangible and intangible, free and clear of all mortgages, liens, pledges, charges and encumbrances of any nature whatsoever except for those listed in Schedule 3.08

     (b) Schedule 3.08 sets forth a brief description of all leases or agreements under which the Company is lessee of, or holds or operates, any property owned by any third party, including in each case, the expiration date of such lease or agreement, the payments to be made thereunder, the details of any option to renew or to purchase thereunder, the name or names of the lessor of each such lease and a brief description of the property covered thereby. Each such lease and agreement is in good standing and is valid and binding in accordance with its terms. The Company and each lessor have in all material respects performed all the obligations required to be performed by them to date and are not in default in any material respect under any such lease or agreement. None of the rights of the Company in such property under any such lease or agreement is subject to termination as the result of the transactions contemplated by this Agreement.

     (c) Except as disclosed in Schedule 3.08, all of the tangible personal property of the Company is in good operating condition and repair, subject to ordinary wear and tear. The Company is not in violation of any applicable regulation, ordinance or other similar law, order, regulation or requirement relating to its Business or properties (including the placement, installation, operation, configuration, design or maintenance of emissions from such properties) which, if enforced, would materially and adversely affect the Business, properties, financial condition or results of operations.

     (d) Schedule 3.08 sets forth a brief description of all leases or agreements under which the Company is lessor of any property and which are to be assigned to Buyer, including in each case, the expiration date of such lease or agreement, the payments to be received thereunder, the details of any option to renew or to purchase thereunder, the name or names of the lessee of each such lease and a brief description of the property covered thereby. Each such lease and agreement is in good standing and is valid and binding in accordance with its terms. The Company and each lessee have in all material respects performed all the obligations required to be performed by them to date and are not in default in any material respect under any such lease or agreement. None of the rights of the Company under any such lease or agreement is subject to termination as the result of the transactions contemplated by this Agreement.

     3.09  Financial Statements; No Adverse Changes.  Seller or the Company has
           ----------------------------------------
delivered to Buyer copies of the Company's unaudited balance sheet as at May 10, 2000 and its profit and loss statements for the year ended December 31, 1999 and the four months ended April 30, 2000 (the "Financial Statements") copies of which are attached hereto as Exhibit B. The Financial Statements are complete in all material respects, present fairly the financial condition of the Company as at the dates indicated, and the results of operations for the respective periods indicated. None of the Financial Statements includes or omits an asset or a liability or obligation of any kind or nature (whether known or unknown and whether absolute, accrued, contingent or other), the inclusion or omission of which would render such Financial Statements materially misleading. The Company has no liabilities (of any kind or nature, whether known or unknown and whether absolute, accrued, contingent or other) that are not adequately reflected or reserved against on the face of the Financial Statements except liabilities incurred since such date in the ordinary course of business and consistent with past practice. Without limiting the foregoing, (a) there are no unpaid leasehold improvements at any of the Company's facilities or locations for which the Company is or will be responsible, and (b) there are no deferred rents due to lessors at or with respect to any of such facilities or locations. Since May 10, 2000, other than as contemplated or caused by this Agreement, there has not been (a) any material adverse change in the business, condition (financial or otherwise), operations, or prospects of the Company; (b) any damage, destruction, or loss, whether covered by insurance or not, having a material adverse effect on the business, condition (financial or otherwise), operations, or prospects of the Company; (c) any entry into or termination of any material commitment, contract, agreement, or transaction (including, without limitation, any material borrowing or capital expenditure or sale or other disposition of any material asset or assets) of or involving the Company other than this Agreement and agreements executed in the ordinary course of business; (d) any redemption, repurchase, or other acquisition for value of its capital stock by the Company, or any issuance of capital stock of the Company or of securities convertible into or rights to acquire any such capital stock or any dividend or distribution declared, set aside, or paid on capital stock of the Company; (e) any transfer of or right granted under any material lease, license, agreement, patent, trademark, trade name, or copyright of the Company;
(f) any sale or other disposition of any asset of any of the the Company, or any mortgage, pledge, or imposition of any lien or other encumbrance on any asset of the Company, other than in the ordinary course of business, or any agreement relating to any of the foregoing; or (g) any default or breach by the Company in any material respect under any contract, license or permit. Since May 10, 2000, the Company has conducted its business only in the ordinary and usual course, and, without limiting the foregoing, no changes have been made in (a) executive compensation levels, (b) the manner in which other employees of the Company are compensated, (c) supplemental benefits provided to any such executives or other employees, or (d) inventory levels in relation to sales levels, except, in any such case, in the ordinary course of business and, in any event, without material adverse effect on the business, condition (financial or otherwise), operations, or prospects of the Company, or any mortgage, pledge, or imposition of any lien or other encumbrance on any asset of the Company, other than in the ordinary course of business, or any agreement relating to any of the foregoing; or (g) any default or breach by the Company in any material respect under any contract, license or permit.

     3.10  Inventories.  All inventories of the Company, whether or not
           -----------
reflected in the Financial Statements, are of a quality and quantity usable and salable in the ordinary course of business, except for obsolete items and items of below-standard quality, all of which, in the aggregate, are immaterial in amount. Items included in such inventories are carried on the books of the Company, and are valued on the Financial Statements, at the lower of cost or market and, in any event, at not greater than their net realizable value, on an item by item basis, after appropriate deduction for costs of completion, marketing costs, transportation expense, and allocation of overhead.

     3.11  Labor Matters.  There are no activities or controversies, including,
           -------------
without limitation, any labor organizing activities, election petitions or proceedings, proceedings preparatory thereto, unfair labor practice complaints, labor strikes, disputes, slowdowns, or work stoppages, pending or, to the best of the knowledge of Seller, threatened, between the Company and any of its employees.

     3.12  Taxes.  Except as otherwise provided herein, all Taxes due and
           -----
payable by the Company for all periods ending on or before the date of the Closing have been paid by the Company in full, or have been reserved against in the Financial Statements. There are no federal, state or local tax liens upon any assets of the Company. All returns and reports of Taxes required to be filed by or with respect to the Company, on or before the date of the Closing, have been filed by the Company, and all Taxes due as shown thereon have been paid by the Company. No issues have been raised (or are currently pending) by any governmental authority in connection with any of such returns or reports.

     3.13  Employee Matters.
           ----------------

     (a) Schedule 3.13 sets forth a complete and accurate list of each of the following which is or has been sponsored, maintained or contributed to by the Company or any trade or business, whether or not incorporated (a "Company ERISA Affiliate"), or in which any employee or co-employee of any of the Company ERISA Affiliates participates or is covered, that together with the Company would be considered affiliated with the Company under Section 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended (the "Code") or Section 4001(b)(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), for the benefit of any person who, as of the Closing, is a current or former employee or subcontractor of the Company or any Company Affiliate: (i) each "employee benefit plan," as such term is defined in Section 3(3) of ERISA (each, a "Company Plan"); and (ii) each personnel policy, stock option plan, bonus plan or arrangement, incentive award plan or arrangement, vacation policy, severance pay plan, policy, program or agreement, deferred compensation agreement or arrangement, executive compensation or supplemental income arrangement, retiree benefit plan or arrangement, fringe benefit program or practice (whether or not taxable), employee loan, consulting agreement, employment agreement and each other employee benefit plan, agreement, arrangement, program, practice or understanding which is not described in Section 3.17(a)(i) (each, a "Company Benefit Program or Agreement") (such Company Plans and Company Benefit Programs or Agreements are sometimes collectively referred to in this Agreement as the "Company Employee Benefit Plans").

     (b) True, correct and complete copies of each of the Company Plans and related trusts, if applicable, including all amendments thereto, have been furnished or made available to Buyer. There has also been furnished or made available to Buyer, with respect to each Company Plan required to file such report and description, the report on Form 5500 for the past three years, to the extent applicable, and the most recent summary plan description. True, correct and complete copies or descriptions of all Company Benefit Programs or Agreements have also been furnished or made available to Buyer.

     (c) Except as otherwise set forth on the Schedule 3.13: (i) neither the Company nor any Company Affiliate contributes to or has an obligation to contribute to, nor has at any time contributed to or had an obligation to contribute to, a multi-employer plan within the meaning of Section 3(37) of ERISA or any other plan subject to Title IV of ERISA; (ii) each of the Company and the Company Affiliates has performed all obligations, whether arising by operation of law or by contract, including ERISA and the Code, required to be performed by it in connection with the Company Employee Benefit Plans, and, to the knowledge of Seller, there have been no defaults or violations by any other party to the Company Employee Benefit Plans; (iii) all reports, returns, notices, disclosures and other documents relating to the Company Plans required to be filed with or furnished to governmental entities, plan participants or plan beneficiaries have been timely filed or furnished in accordance with applicable law, and each Company Employee Benefit Plan has been administered in compliance with its governing written documents; (iv) each of the Company Plans intended to be qualified under Section 401 of the Code satisfies the requirements of such Section and has received a favorable determination letter from the Internal Revenue Service (the "IRS") regarding such qualified status and has not been amended, operated or administered in a way which would adversely affect such qualified status; (v) there are no actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of Seller, contemplated or threatened against, or with respect to, any of the Company Employee Benefit Plans or their assets; (vi) each trust maintained in connection with each Company Plan, which is qualified under Section 401 of the Code, is tax exempt under Section 501 of the Code; (vii) all contributions required to be made to the Company Employee Benefit Plans have been made timely; (viii) no accumulated funding deficiency, whether or not waived, within the meaning of Section 302 of ERISA or Section 412 of the Code has been incurred, and there has been no termination or partial termination of any Company Plan within the meaning of Section 411(d)(3) of the Code; (ix) no act, omission or transaction has occurred which could result in imposition on the Company or any Company Affiliate of (A) breach of fiduciary duty liability damages under Section 409 of ERISA, (B) a civil penalty assessed pursuant to subsections (c), (i) or (1) of Section 502 of ERISA or (C) a tax imposed pursuant to Chapter 43 of Subtitle D of the Code; (x) to the knowledge of Seller, there is no matter pending with respect to any of the Company Plans before the IRS, the Department of Labor or the Pension Benefit Guaranty Corporation (the "PBGC"); (xi) each of the Company Employee Benefit Plans complies, in form and operation, with the applicable provisions of the Code and ERISA; (xii) each Company Employee Benefit Plan may be unilaterally amended or terminated in its entirety without any liability or other obligation; (xiii) the Company and the Company Affiliates have no liabilities or other obligations, whether actual or contingent, under any Company Employee Benefit Plan for post-employment benefits of any nature (other than COBRA continuation coverage); and
(xiv) neither the Company nor any of the Company Affiliates or any present or former director, officer, employee or other agent of the Company or any of the Company Affiliates has made any written or oral representations or promises to any present or former director, officer, employee or other agent concerning his or her terms, conditions or benefits of employment, including the tenure of any such employment or the conditions under which such employment may be terminated by the Company, any of the Company Affiliates or Buyer which will be binding upon or enforceable against Buyer or the Company after the Effective Time.

     (d) Except as otherwise set forth on Schedule 3.13, no employee is currently on a leave of absence due to sickness or disability and no claim is pending or expected to be made by an employee, former employee or independent contractor for workers' compensation benefits.

     (e) With respect to the Company Employee Benefit Plans, there exists no condition or set of circumstances in connection with any of the Company or any of the Company Affiliates that could be expected to result in liability reasonably likely to have a Material Adverse Effect on the Company under ERISA, the Code or any other applicable law. With respect to the Company Employee Benefit Plans, individually and in the aggregate, there are no unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with generally accepted accounting principles, on the financial statements of the Company, which obligations are reasonably likely to have a material adverse effect on the Company.

     (f) Except as set forth in the Schedule 3.13, neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in any payment becoming due to any employee or group of employees of any of the Company.

     3.14  Litigation.  Except as disclosed in Schedule 3.14 hereto:
           ----------

     (a) There is no claim, action, suit, proceeding, arbitration, investigation or inquiry now pending or, to the knowledge of the Seller, threatened against, relating to or affecting the Company or the assets, properties or business of the Company or that questions the validity of this Agreement or affects the transactions contemplated herein; nor is there any basis for any such claim, action, suit, proceeding, arbitration, investigation or inquiry.

     (b) Neither the Company nor any of its officers, directors or employees has been permanently or temporarily enjoined or prohibited by order, judgment or decree of any Governmental Entity, other regulatory or self-regulatory body or association, or arbitrator from engaging in or continuing any conduct or practice in connection with the business engaged in by the Company.

     (c) There is not in existence any order, judgment or decree of any Governmental Entity, other regulatory or self-regulatory body or association or arbitrator enjoining or prohibiting Seller or the Company from taking, or requiring Seller or the Company to take, any action of any kind or to which the Company or any of its business, or any of the properties or assets material to the operations of such business, are subject or bound.

     (d) the Company is not in default in any respect under any order, writ, injunction or decree of any Governmental Entity, other regulatory or self-regulatory body or association or arbitrator.

     3.15  Insurance.  Schedule 3.15 lists each insurance policy maintained by
           ---------
the Company on any of its properties including the coverage and deductible amounts and expiration dates. The insurance coverage maintained by the Company at the date of this Agreement is in the judgment of Seller adequate in scope and amount in view of the properties owned and operations carried on by it. The Company has complied in all material respects with the provisions of all such policies. All of the policies listed on Schedule 3.15 will remain in full force and effect following the Transaction in favor of the Company and/or Buyer.

     3.16  Brokers and Finders.  Except for officers and directors of the
           -------------------
Company, no person has acted on behalf of Seller or the Company in connection with any negotiations relative to this Agreement and the transactions contemplated hereby. No person has a valid claim for a brokerage commission, finder's fee or other like payment against Buyer, Seller or the Company.

     3.17  Compliance with Laws.  Except where it would not have a material
           --------------------
adverse effect upon the Company, or its Business, properties, financial condition or results of operations;

     (a) The Company is in compliance in all material respects with all Legal Requirements applicable to its Business, any of its properties or assets and/or the ownership, operation and use thereof, and neither the Company nor Seller has received notice of any noncompliance or alleged noncompliance with any Legal Requirement relating or applicable to any of its properties or assets or to the operation of its Business, the existence or enforcement of which would have a material adverse effect on the Buyer's ability to operate them on the same basis as currently conducted and operated or which would require the payment of refunds, fines, penalties or restitution in respect of matters occurring prior to the Effective Time of the Transaction, including, without limitation, any Legal Requirement relating to (i) wages, hours, hiring, non-discrimination, promotion, retirement, benefits, pensions or working conditions, (ii) air, water, noise, odor or solid or liquid waste (including the generation, treatment, storage, disposal or transportation thereof), (iii) health and safety, (iv) zoning, (v) the production, processing, advertising, sales or warranty of products or services of its Business or (vi) trade or antitrust regulations.

     (b) Without limiting the generality of the foregoing, there exists no noncompliance with, or any condition which would result in liability under, any applicable Legal Requirements relating to air, water, noise, odor, solid or liquid waste (including the generation, treatment, storage, disposal or transportation thereof) or health and safety, which would have a material adverse effect on the Buyer's ability to operate the Business of the Company subsequent to the Effective Time of the Transaction on substantially the same basis as currently conducted and operated or would require the payment of fines, penalties or remedial expenditures in respect of facts, conditions or matters occurring or existing prior to the Effective Time of the Transaction.

     (c) The Company has not handled, treated, stored or disposed of, or arranged for the handling, treatment, storage or disposal of any wastes or toxic or hazardous substances or hazardous wastes on any of its real property or, as to wastes and substances generated by its Business off such real property, except in compliance with all Legal Requirements in effect at the time such activity was taken.

     3.18 Permits and Licenses.  Schedule 3.18 sets forth all permits, licenses,
          --------------------
certificates, authorizations and approvals granted by any Governmental Entity and used or held for use in connection with the Business other than sales tax permits, certificates of occupancy, and certificates of corporate authority
(the "Scheduled Permits"). The Scheduled Permits, the Company's occupancy certificates, sales tax permits and certificates of corporate authority constitute all permits, licenses, certificates, authorizations and approvals necessary for the continued ownership, use and operation of the Business in all material respects in the manner heretofore owned, used and operated by the Company. All fees and other payments due and owing in connection with the Scheduled Permits have been paid in full, and there are no unpaid fees or other payments that could cause the lapse or revocation of any of the Scheduled Permits.

     3.19 Bills and Invoices.  All bills and other payments due and payable by
          ------------------
the Company with respect to the Company assets and the Business have been or will be paid in full in the ordinary course of business, and no labor, material or services have been provided or performed with respect to the Company assets that have not been or will not be paid in full.

     3.20  Untrue Statements.  This Agreement and the exhibits, schedules and
           -----------------
appendices hereto, the Financial Statements and all other documents and information furnished by Seller, the Company or any of their respective affiliates or representatives to Buyer or its representatives pursuant hereto or in connection herewith does not include and will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements made herein and therein not misleading. There are no facts which materially and adversely affect or, so far as Seller can now reasonably foresee, will materially and adversely affect the Business, prospects, operations or principal properties of the Company or the ability of any party to perform its obligations under this Agreement.

     3.21  Actions Since May 10, 2000.  Since May 10, 2000, neither the Company
           --------------------------
nor Seller has taken any actions that would be prohibited under the provisions of this Agreement (without the prior consent of Buyer) after the date of this Agreement.

     3.22  Company Assets Sufficient to Conduct Business of the Company.  The
           ------------------------------------------------------------
Company assets include all of the property, equipment, facilities, rights, permits, licenses and other requirements for Buyer to be able to conduct the Business.

     3.23  Seller Investment Representations.  In connection with his
           ---------------------------------
acquisition of the Buyer Shares, Seller represents, warrants and covenants that:

     (i) Seller is acquiring the Buyer Shares for investment purposes only and not with a view to the distribution thereof. Seller acknowledges that the issuance of the Buyer Shares has not been registered with the Securities Exchange Commission under the Securities Act of 1933, as amended, or with any state securities agencies or commission under any state securities or blue sky laws. Seller will not sell, assign or otherwise transfer the Buyer Shares or any portion thereof or interest therein except pursuant to a registration statement that has been filed with and declared effective by the Securities and Exchange Commission and any relevant state securities agencies or commissions or such transaction is made in strict compliance with the requirements and conditions of applicable exemptions from the registration requirements of such acts.

     (ii) Seller has received and reviewed copies of the Buyer's Annual Report on Form 10-K for year ended December 31, 1999; Buyer's Quarterly Reports on Form 10-Q for the periods ended September 30, 1999 and March 31, 2000, and copies of the definitive Proxy Statement prepared for use in connection with management's solicitation of proxies for its annual meeting of shareholders to held May 18, 2000. The said materials are referred to herein collectively as the "Disclosure Materials". Seller has had the opportunity to discuss Buyer's business, management and financial affairs with its Chairman of the Board and Chief Executive Officer or other executive officers of Buyer and has had the opportunity to review Buyer's plan of operation. Seller understands that such discussions, as well as the Disclosure Materials and any other written information issued by Buyer were intended to describe certain aspects of Buyer's business and prospects which it believes to be material but were not necessarily a thorough or exhaustive description.

     (iii) Seller further agrees that each certificate representing the Buyer Shares shall be endorsed with the following legend:

            (i) THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES ACT. NEITHER THE RECORD NOR THE BENEFICIAL OWNERSHIP OF SAID SECURITIES MAY BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR SAID SECURITIES UNDER SAID ACTS AND ANY OTHER APPLICABLE STATE SECURITIES LAWS OR RULES UNLESS IN THE OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF SAID ACTS ARE AVAILABLE WITH RESPECT TO SUCH SALE OR TRANSFER AND SAID SALE OR TRANSFER IS MADE PURSUANT TO AND IN STRICT COMPLIANCE WITH THE TERMS AND CONDITIONS OF SAID EXEMPTIONS.

            (ii)  Any other legend required by any state securities laws.

                                  ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer hereby represents and warrants to Seller as follows:

     4.01  Organization, Good Standing, Power.
           -----------------------------------

     (a) Buyer is a corporation duly organized, validly existing and in good standing under Oklahoma law and has all requisite power and authority to enter into and perform all of its obligations under this Agreement. The execution and delivery of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms except as enforceability may be subject to (i) any applicable bankruptcy, insolvency, reorganization or other law relating to or affecting creditors' rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     (b) Neither the execution and delivery of this Agreement by Buyer nor the consummation of the transactions contemplated hereby to be performed by Buyer will (i) violate or conflict with any provision of its certificate of incorporation, as currently in effect, of Buyer or (ii) violate or conflict with any provision of any law, rule, regulation, order, permit, certificate, writ, judgment, injunction, decree, determination, award or other decision of any Governmental Entity, other regulatory or self-regulatory body or association or arbitrator binding upon Buyer or any of its properties, except where such violations or conflicts would not in the aggregate have a material adverse effect on the business, financial condition or properties of Buyer or on the ability of Buyer to consummate the transactions contemplated hereby and except for violations that will be cured, waived or terminated prior to the Effective Time of the Transaction.

     (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Buyer in connection with the execution and delivery of this Agreement by Buyer or the consummation by Buyer of the transactions contemplated hereby such filings or registrations which, if not made, and such authorizations, consents or approvals which, if not received, would not have any material adverse effect on the business, financial condition, or properties of Buyer or on the ability of Buyer to consummate the transactions contemplated hereby.

     4.02  Brokers and Finders.  Except for officers and directors of Buyer, no
           -------------------
person has acted on behalf of Buyer in connection with any negotiations relative to this Agreement and the transactions contemplated hereby. No person has a valid claim for a brokerage commission, finder's fee or other like payment against Buyer.

     4.03  Company Employees.  Buyer has no present intention of terminating
           -----------------
any of the employees of the Company. This representation shall not preclude Buyer or the Company from taking action in the future with respect to Company personnel based on its best business judgment and the facts and circumstances which may then exist.

                                   ARTICLE V
                              COVENANTS OF SELLER

     Seller covenants and agrees with Buyer that, at all times prior to the Effective Time of the Transaction, Seller will comply with, and will cause the Company to take all actions necessary to comply with, all covenants and provisions of this Article V, except to the extent Buyer may otherwise consent in writing or to the extent otherwise expressly required or permitted by this Agreement.

     5.01  Approvals.  Seller will (i) take all reasonable steps and use all
           ---------
reasonable efforts necessary or desirable to recommend the granting of and to obtain, as promptly as practicable, all approvals, authorizations, certificates, franchises, licenses, consents and clearances of Governmental Entities and of third parties, required of Seller or the Company to consummate the transactions contemplated hereby, (ii) provide such other information and communications to such Governmental Entities as Buyer or such authorities may reasonably request, and (iii) cooperate with Buyer in obtaining, as promptly as practicable, all approvals, authorizations, certificates, franchises, licenses, consents and clearances of Governmental Entities required of Buyer to consummate the transactions contemplated hereby.

     5.02  Investigation by Buyer.  Seller will provide, and will cause the
           ----------------------
Company to provide, Buyer, its counsel, accountants, actuaries and other representatives with reasonable access, upon prior notice and during normal business hours, to all facilities, officers, directors, employees, agents, accountants, actuaries, assets, properties, books and records of the Company, and will furnish Buyer and such other persons during such period with all such other information and data concerning the Business, operations and affairs of the Company or the transactions contemplated hereby as Buyer or any of such other persons reasonably may request.

     5.03  Conduct of Business.  The Company will conduct its Business only in
           -------------------
the ordinary course and consistent with past practice and custom. Without limiting the generality of the foregoing:

     (a) Seller and the Company will use all reasonable efforts to (i) preserve intact the Company's present business organization, reputation and customer relations, (ii) keep available the services of the Company's present officers, employees, agents, contract appraisers, consultants and other similar representatives, (iii) maintain all licenses, qualifications and authorizations of the Company to do business in each jurisdiction in which it is so licensed, qualified or authorized, (iv) maintain all assets and properties of such the Company in good working order and condition, ordinary wear and tear excepted,
(v) continue all current marketing, selling and other activities relating to the business, operations or affairs of the Company, and (vi) not modify, extend, terminate, amend or otherwise change any agreement, purchase order, engagement or other material contract in any material respect.

     (b) Except as disclosed in Schedule 5.03(b), the Company will cause its books and records to be maintained in the usual manner and consistent with past practice and custom and will not permit a material change in any operational, financial reporting or accounting practice or policy of the Company or in any assumption underlying such a practice or policy, or in any method of calculating any bad debt, contingency or other reserve for financial reporting purposes or for other accounting purposes.

     (c) The Company will (i) prepare properly and file duly, validly and timely all reports and all tax returns required to be filed with any Governmental Entities with respect to its business, operations or, and (ii) pay or cause to be paid duly and fully all Taxes indicated by such tax returns or otherwise levied or assessed upon such corporation or any of its assets and properties, and withhold or collect and pay to the proper taxing authorities or hold in separate bank accounts for such payment all taxes that such corporation is required to so withhold or collect and pay, unless such taxes are being contested in good faith and, if appropriate, reasonable reserves therefor have been established and reflected in the books and records of such corporation and in accordance with generally accepted accounting principles consistently applied.

     (d) The Company will use all reasonable efforts to maintain in full force and effect until the Effective Time of the Transaction substantially the same levels of coverage as the insurance afforded under the contracts in force as of the date of this Agreement.

     (e) The Company will comply, in all material respects, with all Legal Requirements applicable to its business, operations or affairs.

     (f) The Company will not, without the prior written consent of Buyer, (i) enter into or execute any contract, agreement, lease, indenture, note or other commitment; (ii) hire, terminate, promote, transfer, change the salary or other form of compensation of, grant any leave of absence to or change any policies of the Company or employment arrangements or agreements the Company may have with respect to any officers, directors or employees of the Company or increase the annual level of compensation of any other officer, director or employee of the Company; (iii) amend, cancel, modify, alter or otherwise change the terms of any of its leases or other material agreements, arrangements, commitments, or other rights or obligations to which it may be entitled or subject; (iv) waive or relinquish any of its rights, claims or authority, or give any material consents to action or inaction, under any of the agreements, arrangements, commitments, leases or other bases of its rights or obligations; or (v) enter into any contract or commitment involving an expenditure, commitment or obligation of the Company in excess of $10,000.

     (g) The Company will not amend or propose to amend its Certificate/Articles of Incorporation or Bylaws.

     (h) The Company will not (i) authorize or issue any additional shares of its capital stock or any other equity securities of the Company, or enter into any contract granting any option, warrant or right calling for the authorization or issuance of any such equity securities, or (ii) create or issue any options, warrants or rights to purchase any such equity securities.

     (i) Except as contemplated hereby for purposes of distributing, assigning or conveying the Excluded Assets to Seller, the Company will not (i) declare, set aside or pay any dividend or other distribution in respect of its capital stock, or (ii) redeem, purchase or otherwise acquire any shares of its capital stock, or any interest in or right to acquire any such shares.

     5.04  No Disposal of Property. Except as contemplated hereby for purposes
           -----------------------
of distributing, assigning or conveying the Excluded Assets to Seller, the Company will not (i) dispose of or assign any of its assets or properties or permit any of its assets and properties to be subjected to any liens, except to the extent any such disposition does not exceed $1,000 in value or any such lien is made or incurred in the ordinary course of the business consistent with past practice and custom, or (ii) sell any part of its operations or business to any third party.

     5.05  No Acquisitions.  The Company will not (i) merge, consolidate or
           ---------------
otherwise combine or agree to merge, consolidate or otherwise combine with any other person, (ii) acquire all or substantially all, or a material portion of all, the assets, capital stock or other equity securities of any other person, or any business division of any other person or (iii) otherwise acquire control or ownership of any other person.

     5.06  No Breach or Default.  The Company will not violate, breach or
           --------------------
default, or take or fail to take any action that (with or without notice or lapse of time or both) would constitute a violation, breach or default under, any term or provision of any contract to which the Company is a party or by which any of its assets are or may be bound and as to which such violation, breach or default, individually or in the aggregate, has or reasonably may be expected to have a material adverse effect on the validity or enforceability against the Company of this Agreement or on the business, properties, financial condition or results of operations of the Company.

     5.07  No Indebtedness.  Except for transactions in the ordinary course of
           ---------------
business consistent with past practice and custom or as disclosed in Schedule 5.07, the Company will not create, incur, assume, guarantee or otherwise become liable for (i) any debt, obligation or other liability for money borrowed, or
(ii) any other debt, obligation or other liability. The Company will not cancel, pay, agree to cancel or pay, or otherwise provide for a complete or partial discharge in advance of a scheduled payment date with respect to, any debt, obligation or other liability, or waive, cancel or compromise any right to receive any direct or indirect payment or other benefit under any debt, obligation or other liability owing to such corporation, except in the ordinary course of business consistent with past practice and custom.

     5.08  Payment of Liabilities.  Without Buyer's prior written consent, the
           ----------------------
Company will not delay or postpone beyond normal past practice and custom the payment of any material account payable or other debt, obligation or other liability.

     5.09  Notice and Cure.  Seller will notify Buyer promptly in writing of,
           ---------------
and contemporaneously will provide Buyer with true, complete and correct copies of any and all information or documents relating to, and will use all reasonable efforts to cure before the Effective Time of the Transaction, any event, transaction or circumstance that results in or will result in any covenant or agreement of Seller or the Company under this Agreement to be breached, or that renders or will render untrue any representation or warranty of Seller contained in this Agreement as if the same were made on or as of the date of such event, transaction or circumstance. Seller will use all reasonable efforts to cure, at the earliest practicable date and prior to the Effective Time of the Transaction, any violation or breach of any representation, warranty, covenant or agreement made by Seller in this Agreement, whether occurring or arising before or after the date of this Agreement.

     5.10  Cooperation of Management Pending Transaction.  Seller covenants and
           ---------------------------------------------
agrees that between the date hereof and the Effective Time of the Transaction, the Company's management will cooperate with Buyer and endeavor to help persons designated by Buyer to become familiar with the Company's Business, operations, properties, business prospects, needs, employees and any other matters pertaining to the Company's business and operations and to begin implementation of the transitional plan to be developed by Buyer and Seller.

     5.11  Certificates of Good Standing.  Seller shall obtain and provide to
           -----------------------------
Buyer at Closing, a certificate of good standing of the Company from the State of Missouri, each state in which the Company is authorized to do business, and from each state in which the Company is doing business.

     5.12  No Changes to Employee Benefit Plans.  The Company will not amend or
           ------------------------------------
terminate any Employee Benefit Plan.

     5.13  List of Creditors to be Provided.  Seller covenants and agrees that
           --------------------------------
not later than two days before the scheduled Closing, it will provide to Buyer a list of all vendors and other creditors of the Company, describing the amounts due and payable to such creditors and the dates on which the amounts are payable. Such list shall be updated on the date of Closing to reflect such information as of such date and will be further updated following Closing.

                                  ARTICLE VI
                              COVENANTS OF BUYER

     Buyer covenants and agrees with Seller that, at all times prior to the Effective Time of the Transaction, Buyer at its expense will comply with all covenants and provisions of this Article VI, except to the extent Seller may otherwise consent in writing or to the extent otherwise expressly required or permitted by this Agreement.

     6.01  Approvals.  Buyer will (i) take all reasonable steps and use all
           ---------
reasonable efforts necessary or desirable to recommend the granting of and to obtain, as promptly as practicable, all approvals, authorizations and clearances of Governmental Entities and of third parties, required of Buyer to consummate the transactions contemplated hereby, (ii) provide such other information and communications to such Governmental Entities as Seller or such authorities may reasonably request, and (iii) cooperate with Seller in obtaining, as promptly as practicable, all approvals, authorizations and clearances of Governmental Entities required of Seller or the Company to consummate the transactions contemplated hereby.

     6.02  Buyer's Obligation to Make Transaction Effective.  Buyer shall take
           ------------------------------------------------
all actions necessary on its part to carry out the transactions contemplated hereby.

     6.03  Notice and Cure.  Buyer will notify Seller promptly in writing of,
           ---------------
and contemporaneously will provide Seller with true, complete and correct copies of any and all information or documents relating to, and will use all reasonable efforts to cure prior to the Effective Time of the Transaction, any event, transaction or circumstance occurring after the date of this Agreement that results in or will result in any covenant or agreement of Buyer under this Agreement to be breached, or that renders or will render untrue any representation or warranty of Buyer contained in this Agreement as if the same were made on or as of the date of such event, transaction or circumstance. Buyer also will use all reasonable efforts to cure, at the earliest practicable date and before the Effective Time of the Transaction, any violation or breach of any representation, warranty, covenant or agreement made by it in this Agreement, whether occurring or arising before or after the date of this Agreement.

     6.04  Termination of S Corporation Election..  Buyer shall take all actions
           --------------------------------------
necessary on its part to assure that the income and loss reported for the Company for federal income Tax purposes for the 2000 fiscal period ending with the termination of the Company's S corporation election shall be based only on the actual income and loss realized by the Company during such period and shall not be based on a proportionate allocation of all income and loss realized by the Company for all of 2000.

                                  ARTICLE VII
                      CONDITIONS PRECEDENT TO OBLIGATIONS
                              OF BUYER AND SELLER

     Notwithstanding any other provision of this Agreement, the obligation of each of Buyer and Seller to consummate the transactions contemplated hereby shall be subject to the fulfillment, prior to or at the Effective Time of the Transaction, of each of the following conditions precedent, any one of which may be waived by such person:

     7.01  Consents and Approvals.  All approvals of, and consents by all
           ----------------------
Governmental Entities and other persons, and all permits by and all filings with and submissions to all such Governmental Entities and other persons, as may be required for the consummation of the transactions contemplated by this Agreement, shall have been obtained or made and reasonably satisfactory evidence thereof shall have been received.

     7.02  Certain Actions, Etc.  There shall not have been instituted and be
           --------------------
continuing or threatened against Buyer, Seller or the Company or any of their respective directors or officers any action, suit or proceeding by or before any Governmental Entity that would (i) restrain, prohibit or invalidate, or result in the payment of substantial damages in respect of, the Transaction or any other transaction contemplated by this Agreement or (ii) impose or confirm material limitations on the ability of Buyer effectively to exercise full rights of ownership of the Company assets.

     7.03  Purchase of Real Estate.  Buyer shall have entered into a real estate
           -----------------------
purchase agreement with Seller substantially in the form of Exhibit F hereto pursuant to which Buyer shall purchase the real estate and improvements located at 4228 South Hocker Drive, Building #12, Independence, Missouri, currently being leased by the Company from Seller. The closing of the purchase of such real estate shall be scheduled to occur at the same time as the Closing or as soon thereafter as practical.


                                 ARTICLE VIII
                 CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

     Notwithstanding any other provision of this Agreement, the obligation of Buyer to consummate the transactions contemplated hereby shall be subject to the fulfillment, prior to or at the Effective Time of the Transaction, of each of the following conditions precedent, any one of which may be waived by Buyer:

     8.01  Accuracy of Representations and Warranties.  The representations and
           ------------------------------------------
warranties of Seller set forth in Article III shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time of the Transaction with the same effect as though such representations and warranties had been made at and as of the Effective Time of the Transaction except for such changes with respect thereto which are contemplated by this Agreement or the passage of time.

     8.02  Performance of Covenants, Agreements and Conditions.  Seller and the
           ---------------------------------------------------
Company shall have duly performed, complied with and satisfied in all material respects all covenants, agreements and conditions required by this Agreement to be performed, complied with or satisfied by them at or prior to the Effective Time of the Transaction.

     8.03  Closing Certificate, Etc.  Buyer shall have received (i) a
           -------------------------
certificate, dated the date of the Effective Time of the Transaction and signed by the Seller, to the effect set forth in Sections 8.01 and 8.02 and (ii) such other certificates, instruments and documents as shall be reasonably requested by Buyer for the purpose of verifying the accuracy of such representations and warranties and the performance and satisfaction of such covenants and conditions.

     8.04  Non-Compete, Employment and Other Agreements.  At or prior to the
           --------------------------------------------
Effective Time of the Transaction, Seller shall have entered into a Non-Compete Agreement with Buyer substantially in the form of Exhibit C hereto and Seller
                                                  ---------
shall have entered into an Employment Agreement with Buyer substantially in the form of Exhibit D to this Agreement.
        ---------

     8.05  Legal Opinion. Buyer shall have received from counsel to Seller, an
           -------------
opinion, dated the Closing Date, in form and substance satisfactory to Buyer and its counsel substantially in the form attached hereto as Exhibit E.
                                                         ---------

     8.06  Consents.  All consents, approvals and waivers from Governmental
           --------
Entities and other third persons necessary to permit Seller to transfer and assign the Shares to Buyer as contemplated by this Agreement shall have been obtained.

     8.07  Delivery of Assignments. Seller shall have executed, acknowledged (if
           -----------------------
appropriate) and delivered to Buyer all assignments and such other instruments of sale, transfer, conveyance, and assignment as Buyer and its counsel may request.

                                  ARTICLE IX
                 CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

     Notwithstanding any other provision of this Agreement, the obligations of Seller to consummate the transactions contemplated hereunder shall be subject to the fulfillment, prior to or at the Effective Time of the Transaction, of each of the following conditions precedent, any one of which may be waived by Seller.

     9.01  Accuracy of Representations and Warranties.  The representations and
           ------------------------------------------
warranties of Buyer set forth in Article IV shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time of the Transaction with the same effect as though such representations and warranties had been made at and as of the Effective Time of the Transaction except for such changes with respect thereto which are contemplated by this Agreement or the passage of time.

     9.02  Performance of Covenants, Agreements and Conditions.  Buyer shall
           ---------------------------------------------------
have duly performed, complied with and satisfied all covenants, agreements and conditions required by this

Agreement to be performed, complied with or satisfied by it, at or prior to the Effective Time of the Transaction.

     9.03  Officer's Certificate.  Seller shall have received (i) certificates,
           ---------------------
dated the date of the Effective Time of the Transaction and signed by an authorized representative of Buyer, to the effect set forth in Sections 9.01 and 9.02, and (ii) such other certificates, instruments and documents as shall be reasonably requested by Seller for the purpose of verifying the accuracy of such representations and warranties and the performance and satisfaction of such covenants and conditions.


                                   ARTICLE X
                      TERMINATION, AMENDMENTS AND WAIVER

     10.01 Termination.  This Agreement may be terminated at any time prior to
           -----------
the Effective Time of the Transaction:

     (a)   By mutual consent of Buyer and Seller;

     (b) By either Buyer or Seller if the Transaction shall not have been consummated on or before July 31, 2000;

     (c) By either Buyer or Seller if there shall have been entered or rendered against Seller, the Company or any of the Company's directors or officers in any action or proceeding referred to in Section 7.02, an injunction or a judgment having one of the effects specified in such Section;

     (d) At Buyer's election, upon written notice from Buyer to Seller, if any one or more of the following events shall occur and shall not have been remedied to the satisfaction of Buyer within 15 days after written notice is delivered to
Sellers: (i) there shall have been any material breach of any of the obligations, covenants, or warranties of Seller hereunder; or (ii) there shall have been any written representation or statement furnished by Seller hereunder which at the time furnished is false or misleading; or

     (e) At Seller's election, upon written notice from Seller to Buyer, if any one or more of the following events shall occur and shall not have been remedied to Seller's satisfaction within 15 days after written notice is delivered to Buyer: (i) there shall have been any material breach of any of the obligations, covenants, or warranties of Buyer hereunder; or (ii) there shall have been any written representation or statement furnished by Buyer hereunder which at the time furnished is false or misleading.

     10.02  Effect of Termination.  If either Buyer or Seller terminates this
            ---------------------
Agreement as provided in the foregoing Section, this Agreement will forthwith become void, and there will be no liability or obligation on the part of Buyer or Seller or their respective officers or directors except as set forth in Sections 12.02 (relating to expenses) and 11.01 (relating to confidentiality), and except to the extent that such termination results from the breach by a party of any of its representations, warranties or agreements in this Agreement.

     10.03  Amendment.  This Agreement may not be amended except by an
            ---------
instrument in writing signed on behalf of each of the parties hereto.

     10.04  Waiver.  Any term or provision of this Agreement may be waived in
            ------
writing at any time by Buyer, if it is entitled to the benefits thereof, or by Seller, if it is entitled to the benefits thereof.

                                  ARTICLE XI
                          OTHER AGREEMENTS; SURVIVAL
                       OF REPRESENTATIONS AND WARRANTIES

     11.01  Confidentiality.  Except as may be required to comply with
            ---------------
applicable law and regulations or to obtain required regulatory approvals to consummate this transaction, whether state, federal or foreign, and except as required to obtain or comply with express obligations under this Agreement, each of the parties hereto will use its best efforts to keep confidential any and all information relating to this transaction and to one another and will instruct its officers, employees and other representatives having access to such information of such obligation of confidentiality. In the event the transactions contemplated herein are not consummated, each of the parties hereto shall return all documents, including any copies thereof, to the party which provided the same.

     11.02  Public Announcements.  None of the parties hereto will make any
            --------------------
public announcement without prior approval of the other, except as may otherwise be required by law or regulations.

     11.03  Additional Agreements.  Subject to this Agreement, each of the
            ---------------------
parties agrees to use its best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. If at any time after the Effective Time of the Transaction any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each corporation that is a party to this Agreement will take all such necessary action.

     11.04  Available Remedies.  Each party expressly agrees that, consistent
            ------------------
with its intention and agreement to be bound by the terms of this Agreement and to consummate the transactions contemplated hereby, subject only to the performance or satisfaction of conditions precedent, the remedy of specific performance shall be available to a non-breaching and non-defaulting party to enforce performance of this Agreement by a breaching or defaulting party, including, without limitation, to require the consummation of the Closing pursuant to Section 2.01.

     11.05  Indemnification.
            ---------------

     (a)    By Seller.  Seller agrees to indemnify, defend and hold Buyer and
            ---------
its Affiliates harmless from and against any and all losses, liabilities, claims, demands, damages, costs and expenses (including reasonable attorneys' fees and disbursements) of every kind, nature and description (collectively, "Claims") sustained by Buyer or any of its Affiliates based upon, arising out of or otherwise in respect of (i) the inaccuracy of any representation or warranty of Seller contained in this Agreement or in any certificate, agreement, document or instrument delivered pursuant to this Agreement, or (ii) the breach of any covenant or agreement, of Seller contained in this Agreement or in any certificate, agreement, document or instrument delivered pursuant to this Agreement; except, that Seller shall have no liability pursuant to Section 11.05(a)(i) for the first $15,000.00 of aggregate Claims (the "Buyer Basket").

     (b)    By Buyer.  Buyer agrees to indemnify, defend and hold Seller
            --------
harmless from and against any and all Claims sustained by Seller based upon, arising out of or otherwise in respect of (i) the inaccuracy of any representation or warranty of Buyer contained in this Agreement or in any certificate, agreement, document or instrument delivered pursuant to this Agreement, or (ii) the breach of any covenant or agreement, of Buyer contained in this Agreement or in any certificate, agreement, document or instrument delivered pursuant to this Agreement, or (iii) any Claim against Seller by a creditor of the Company with respect to any debt, obligation, liability or other commitment of the Company incurred prior to the Closing, unless and to the extent that such Claim arises solely from any action of Seller after the Closing; provided, however, that Buyer shall have no liability pursuant to
Section 11.05(b)(i) for the first $15,000.00 of aggregate Claims (the "Seller Basket").

     (c)    Notification and Defense of Claims. Any party seeking information or
            ----------------------------------
reimbursement for Claims hereunder (the "Indemnified Party") shall as promptly as practicable notify the party from which such indemnification is sought (the "Indemnifying Party") upon which the Indemnified Party intends to base a claim for indemnification or reimbursement hereunder; provided, however, that the failure of an Indemnified Party so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability under this Agreement to the Indemnified Party with respect to such Claim except to the extent the Indemnifying Party is actually prejudiced or damaged by the failure to receive timely notice. In the event of any claims for indemnification or reimbursement, the Indemnifying Party, at its option, may assume (with legal counsel reasonably acceptable to the Indemnified Party) the defense of any claim, demand, lawsuit or other Proceeding brought against the Indemnified Party, which claim, demand, lawsuit or other Proceeding may give rise to the indemnity or reimbursement obligation of the Indemnifying Party hereunder, and may assert any defense of any party; provided, however, that the Indemnified Party shall have the right at its own expense to participate jointly with the Indemnifying Party in the defense of any claim, demand, lawsuit or other Proceeding in connection with which the Indemnified Party claims indemnification or reimbursement hereunder. Notwithstanding the right of an Indemnified Party so to participate, the Indemnifying Party shall have the sole right to settle or otherwise dispose of such claim, demand, lawsuit or other Proceeding on such terms as the Indemnifying Party, in its sole discretion, shall deem appropriate with respect to any issue involved in such claim, demand, lawsuit or other Proceeding as to which (i) the Indemnifying Party shall have acknowledged the obligation to indemnify the Indemnified Party hereunder and the settlement is solely for cash or (ii) the Indemnified Party shall have declined so to participate and, in either case, the Indemnified Party is provided a full and complete release of Claims.

     (d)  Survival of Representations and Warranties.  The representations and
          ------------------------------------------
warranties of the parties to this Agreement shall survive the Closing Date and shall remain in full force and effect for a period of three years following the Closing Date; provided, that the representations and warranties related to Tax matters shall survive until the applicable statute of limitations for any potential Tax liability has expired and representations and warranties related to environmental claims shall survive indefinitely (the period during which the representations and warranties shall survive being referred to herein with respect to such representations and warranties as the "Survival Period"), and shall be effective with respect to any inaccuracy therein or breach thereof (and a claim for indemnification under Section 11.05 hereof may be made thereon) if a written notice asserting the claim shall have been duly given in accordance with
Article 11 hereof within the Survival Period with respect to such matter. Any claim for indemnification made during the Survival Period shall be valid and the representations and warranties relating thereto shall remain in effect for purposes of such indemnification notwithstanding that such claim may not be resolved within the Survival Period. All representations, warranties and covenants and agreements made by the parties shall not be affected by any investigation heretofore or hereafter made by and on behalf of any of them and shall not be deemed merged into any instruments or agreements delivered in connection with this Agreement or otherwise in connection with the transactions contemplated hereby.

     (e)    Exclusive Rights and Remedies. The rights and remedies provided in
            -----------------------------
this Section 11.05 shall be the exclusive rights and remedies, contractual or otherwise, of the indemnified Persons with respect to breaches of the representations, warranties, covenants and agreements contained in this Agreement.

     11.06  Actions of the Parties after the Closing.  The parties hereto agree
            ----------------------------------------
that after the Closing, they will take the actions described in this Section 11.06.

     (a) Seller acknowledges and agrees that from and after the Closing, Buyer will be entitled to originals of all title documents and copies of all other documents, books, records (including tax records), agreements, and financial data of any sort relating to the Business, the Company and the Company assets. After the Effective Time of the Transaction, Seller shall be entitled to have access to such documents, books and records for the purpose of making copies thereof at his own expense as he may reasonably require for his own uses and purposes.

     (b) In the event and for so long as any party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Business, the Company or the Company assets, the other party will to the extent reasonably practicable cooperate with the contesting or defending party and its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending party. However, with respect to any such information as to which the contesting or defending party may reasonably assert that the disclosure pursuant hereto would waive a privilege, the parties will use their reasonable efforts to develop procedures to maintain such privilege.

     (c) Seller will not take any action that is designed or intended to have the effect of discouraging any contractor, lessor, licensor, customer, supplier, or other business associate of the Company from maintaining the same business relationships with Buyer after the Closing as it maintained with the Company prior to the Closing. The Seller will refer all customer inquiries relating to the Business to Buyer from and after the Closing.

     (d) Seller agrees that after the Closing Date any facts, information, know-how, processes, trade secrets, customer lists or confidential matters that relate in any way to the Company shall be maintained in confidence and shall not be divulged by Seller to any party unless and until they shall become public knowledge (other than by disclosure by Seller or the Company's officers, employees or agents) or as required by law. Seller further agrees to use his best efforts to ensure that none of the Company's officers, employees or agents divulge any such confidential information to a third party or use the same for the benefit of Seller, any such officer, employee or agent or any other third party, unless and until it shall have become public knowledge (other than by disclosure by Seller or the Company's officers, employees or agents). Buyer shall have the right to interview the Company's employees for the purpose of obtaining information concerning the Company and Seller hereby waives any right, claim, or cause of action, express or implied, which Seller may have against the Company or any of the Company's officers, employees or agents by reason of any such officer, employee or agent divulging to Buyer after the Closing Date any facts, information, know-how, processes, trade secrets, customer lists or similar confidential matters that relate to the Company, the Business or the Company assets.

     (e) From and after the Closing Date Seller agrees not to use the name "Hopkins Appraisal Services" or any deceptively similar name or related Proprietary Rights and shall provide to or at the request of Buyer any consent, waiver or approval that may be required or advisable in connection with Buyer's use of such name.

                                  ARTICLE XII
                                 MISCELLANEOUS

     12.01  Closing.  Subject to the terms and conditions hereof, the closing of
            -------
the transactions contemplated hereby shall take place at the offices of Buyer, at 11:00 am., Central Daylight Time, on June 12, 2000, or at such other place and time as the parties hereto shall agree.

     12.02  Expenses.  Except as otherwise provided herein, each party hereto
            --------
will pay its own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby. Seller will pay all state and local real estate transfer, documentary, stamp and other similar Taxes arising from the transfer of the real property pursuant to Exhibit F. In addition, Seller agrees that the purchase price includes all applicable state and local transfer, sales, use, transfer, retailer occupation and other similar Taxes due with respect to the transfer of the Company assets.

     12.03  Notices.  All notices and other communications hereunder shall be in
            -------
writing and shall be deemed to have been given if delivered personally or sent by telex, facsimile transmission, a nationally recognized overnight delivery service or registered or certified mail (return receipt requested), postage prepaid, to the parties to this Agreement at the following addresses or at such other address for a party as shall be specified by like notice:

     If to Buyer:

                         NESCO, Inc.
                         12331 East 60/th/ Street
                         Tulsa, OK 74146
                         Fax No. (918) 250-1418
                         Attn: Eddy Patterson

     with a copy to:

                         Conner & Winters, A Professional Corporation
                         3700 First Place Tower
                         Tulsa, Oklahoma 74103
                         Fax No. (918) 586-8548
                         Attn: Lynnwood R. Moore, Jr.

     If to Seller:

                         David E. Hopkins
                         4228 South Hocker Drive
                         Building 12
                         Independence, MO 64055
                         Fax No. (816) 373-2585

     with a copy to:

                         Neill, Terrill & Embree, L.C.
                         7400 W. 130th Street, Suite 130
                         Overland Park, KS 66213
                         Fax No. (913) 814-8999
                         Attn: Edward E. Embree, II

All such notices and communications shall be deemed to have been received on the date of delivery or on the third business day after the mailing thereof. The parties hereto may change their respective addresses by notice in writing given to the other party to this Agreement.

     12.04  Time.  Time is of the essence of this Agreement.
            ----

     12.05  Entire Agreement; Amendment.  This Agreement (including the
            ---------------------------
schedules, documents and instruments referred to herein) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, written and oral. This Agreement may only be amended by an instrument in writing duly executed by Seller and Buyer and all attempted oral waivers, notifications, and amendments shall be ineffective.

     12.06  Binding Effect; Benefits.  This Agreement shall be binding upon and
            ------------------------
inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns. Nothing expressed or implied in this Agreement is intended to or shall be construed to give any person other than the parties to this Agreement or their respective successors or permitted assigns any legal or equitable right, remedy or claim under or in respect of this Agreement, it being the intention of the parties to this Agreement that this Agreement shall be for the sole and exclusive benefit of such parties or such successors or assigns and for the benefit of no other person.

     12.07  Assignment.  Neither this Agreement nor any right, remedy,
            ----------
obligation or liability arising hereunder or by reason hereof shall be assignable by any party to this Agreement without the prior written consent of the other parties.

     12.08  Applicable Law.  This Agreement shall be governed by and construed
            --------------
in accordance with the laws of the State of Oklahoma applicable to contracts made and to be performed within that State, without regard to the principles of conflicts of laws thereof, except that Missouri Law will apply to matters involving the Company's actions, organization, authorization and other corporate matters.

     12.09  Article and Section Headings.  The article, section and other
            ----------------------------
headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

     12.10  Counterparts.  This Agreement may be executed in any number of
            ------------
counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be a single agreement.

     IN WITNESS WHEREOF, the parties to this Agreement have caused this Agreement to be duly executed as of the date first written above.

                                        "Buyer":

                                        NESCO, Inc.


                                        By: /s/ Larry G. Johnson
                                           -------------------------------------
                                        Larry G. Johnson, Vice President &
                                        Secretary-Treasurer

                           "Seller":


                           /s/ David E. Hopkins
                           -----------------------------------------------------
                           David E. Hopkins


                           /s/ Marie L. Hopkins by David E. Hopkins
                           -----------------------------------------------------
                           Marie L. Hopkins, also known as Margaret Hopkins,
                           by David E. Hopkins, Attorney-in-Fact